EXHIBIT 23.2

[LETTERHEAD OF MILLER AND LENTS, LTD. APPEARS HERE]

February 26, 2008

XTO Energy Inc.

810 Houston Street

Fort Worth, TX 76102

Re:	XTO Energy Inc.
2007 Annual Report on
Form 10-K

Gentlemen:

The firm of Miller and Lents, Ltd., consents to the references to our firm in the form and context in which they appear and to the use of our report dated February 13, 2008, regarding the XTO Energy Inc. Proved Reserves and Future Net Revenues as of December 31, 2007, in the 2007 Annual Report on Form 10-K. We further consent to the incorporation by reference of our report in Registration Statements Nos. 333-135136, 333-122767 and 333-123402 on Form S-3, and Registration Statements Nos. 333-68775, 333-69977, 333-37668, 333-81849, 333-91460, 333-120540 and 33-55784 on Form S-8 of XTO Energy Inc.

Miller and Lents, Ltd., has no interests in XTO Energy Inc. or in any affiliated companies or subsidiaries and is not to receive any such interest as payment for such reports and has no director, officer, or employee otherwise connected with XTO Energy Inc. We are not employed by XTO Energy Inc. on a contingent basis.

Yours very truly, MILLER AND LENTS, LTD.

By	/S/ JAMES PEARSON
James Pearson Chairman